UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 24, 2011
Date of Report (Date of earliest event reported)

LocatePLUS Holdings Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-49957	04-3332304
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 Cummings Center
Suite 235M
Beverly, MA		01915
(Address of principal executive offices)		(Zip Code)

(978) 921-2727
(Registrant’s telephone number, including area code)

Not Applicable
(Former name, former address, and former fiscal year, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
     (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
     (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On March 20, 2007, the Company issued a secured convertible debenture (the "Debenture") to Cornell Capital Partners (now YA Global Investments, L.P.) ("YA Global")  in the aggregate principal amount of $6,000,000 of which $3,000,000 was advanced immediately.  The second installment of $2,000,000 was to be advanced immediately prior to the filing by the Company with the Securities and Exchange Commission (the "Commission") of the Registration Statement.  The last installment of $1,000,000 was to be advanced immediately prior to the date the Registration Statement was declared effective by the Commission.   The remaining $3,000,000 was not funded due to the Company failing to file the necessary Registration Statement. The Debenture matured on the third anniversary of the date of issuance and is now in default.  As of March 18, 2011 $2,702,990 in principal amount plus $658,822.95 in interest was due and owing according to YA Global. The holder of the Debenture may convert at any time amounts outstanding under the Debentures into shares of common stock of the Company at a fixed conversion price per share, initially equal to $0.314, now $.057 per share due to the default.  Under the Purchase Agreement the Debenture is secured by substantially all of the Company's, and its wholly owned subsidiaries’ assets.  The Company was engaged in negotiations toward a restructuring of this indebtedness. On March 22, 2011, YA Global notified the Company that it had agreed to assign the Debenture to Gulabtech, LLC, subject to certain unspecified conditions.

LOCATEPLUS HOLDINGS CORPORATION

S I G N A T U R E S

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LocatePLUS Holdings Corporation

By: /s/ Ronald Lifton
President and Chief Executive Officer

Date: March 24, 2011